Exhibit 99.1

June 7, 2023

ProShares Announces ETF Share Splits

BETHESDA, MD – ProShares, a premier provider of ETFs, announced today reverse share splits on three of its ETFs. The splits will not change the total value of a shareholder’s investment.

The ETFs will reverse split shares at the following split ratios:

Ticker	ProShares ETF	Split Ratio	Old CUSIP	New CUSIP
VIXY	ProShares VIX Short-Term Futures	1:5	74347Y854	74347Y789
UVXY	ProShares Ultra VIX Short-Term Futures	1:10	74347Y839	74347Y771
BOIL	ProShares Ultra Bloomberg Natural Gas	1:20	74347Y870	74347Y763

All reverse splits will be effective prior to market open on June 23, 2023, when the funds will begin trading at their post-split prices. The ticker symbols for the funds will not change. All funds undergoing a reverse split will be issued new CUSIP numbers, listed above.

The reverse split will increase the price per share of each fund with a proportionate decrease in the number of shares outstanding. For example, for a one-for-five reverse split, every five pre-split shares will result in the receipt of one post-split share, which will be priced five times higher than the NAV of a pre-split share.

Illustration of a Reverse Split

The following table shows the effect of a hypothetical one-for-five reverse split:

Period	# of Shares Owned	Hypothetical NAV	Value of Shares
Pre-Split	1,000	$10.00	$10,000.00
Post- Split	200	$50.00	$10,000.00

Fractional Shares from Reverse Splits

For shareholders who hold quantities of shares that are not an exact multiple of the reverse split ratio (for example, not a multiple of five for a one-for-five reverse split), the reverse split will result in the creation of a fractional share. Post-reverse split fractional shares will be redeemed for cash and sent to your broker of record. This redemption may cause some shareholders to realize gains or losses, which could be a taxable event for those shareholders.

About ProShares

ProShares has been at the forefront of the ETF revolution since 2006. ProShares now offers one of the largest lineups of ETFs and, along with its affiliates, now manages nearly $60 billion in assets. The company is a leader in strategies such as dividend growth, rising rates, thematics, crypto and geared (leveraged and inverse) ETF investing. ProShares continues to innovate with products that provide strategic and tactical opportunities for investors to manage risk and enhance returns.

Geared (leveraged or short) ProShares ETFs seek returns that are a multiple of (e.g., 2x or -2x) the return of an index or other benchmark (target) for a single day, as measured from one NAV calculation to the next. Due to the compounding of daily returns, ProShares returns over periods other than one day will likely differ in amount and possibly direction from the target return for the same period. These effects may be more pronounced in funds with larger or inverse multiples and in funds with volatile benchmarks. Investors should monitor their ProShares holdings consistent with their strategies, as frequently as daily. For more on correlation, leverage and other risks, please read the prospectus.

Investing involves risk, including the possible loss of principal. ProShares ETFs are generally non-diversified, and each entails certain risks, which may include risk associated with the use of derivatives (swap agreements, futures contracts and similar instruments), imperfect benchmark correlation, leverage and market price variance, all of which can increase volatility and decrease performance. Short positions lose value as security prices increase. Narrowly focused investments typically exhibit higher volatility. Please see prospectuses for a more complete description of risks. There is no guarantee any ProShares ETF will achieve its investment objective.

Carefully consider the investment objectives, risks, charges and expenses of ProShares before investing. This and other information can be found in the prospectuses. Read them carefully before investing.

ProShares are distributed by SEI Investments Distribution Co., which is not affiliated with the funds advisor or sponsor.